November 12, 2021

Jebediah Ledell
36 Village View Rd Westford, MA, 01886

Dear Jeb:

It is with great pleasure that we extend you this offer of employment to join AVEO Pharmaceuticals, Inc. (the "Company" or "AVEO"). The following letter sets forth the proposed terms and conditions of your offer of employment.

Position. Your position, conditioned on approval by the Company's Board of Directors (the "Board"), will be Chief Operating Officer reporting to me as Chief Executive Officer. If you accept this offer, your employment with the Company shall commence on a mutually agreed upon date (the "Start Date"). You will be employed to serve on a full-time basis. You will work out of our Boston office (or remotely depending on circumstances related to the pandemic). You will be responsible for the duties customarily associated with this position, plus such other duties as may from time to time be assigned to you by the Company.

Compensation:
•Base Salary. Your base salary will be at the annualized rate of $450,000 paid semi-monthly in accordance with the Company's standard payroll practices.

•Discretionary Incentive Bonus. Beginning in 2022, you will be eligible to participate in AVEO's performance-based incentive bonus program. Your bonus target is 40% of your annualized base salary and is subject to corporate and individual performance assessments, both as determined by the Board and/or the Compensation Committee of the Board in its sole discretion. Payment of the annual bonus requires approval by the Board and/or the Compensation Committee and is pro-rated based on your Start Date. You must be an active employee of the Company on the date any bonus is distributed in order to be eligible for and to earn any bonus award. No bonus shall be considered earned until it is paid, as it also serves as an incentive to remain employed by the Company. Any such bonus will be paid on or before March 15th of the calendar year following the applicable performance year to which it relates.

•One Time Bonus. You will receive a one time bonus of $50,000 (the "One Time Bonus") to be paid during the 2021 compensation review cycle and paid on or before March 15, 2022. In the event that you are no longer employed by the Company, or a successor or affiliate of the Company due to a change in control of the Company, on or before December 31, 2022, the Company may recover the One Time Bonus up and until December 31, 2023. The Board will determine, in its discretion, the method for recouping the One Time Bonus, which may include,: (a) requiring reimbursement of cash incentive compensation previously paid; (b) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards; (c) offsetting the recouped amount from any compensation otherwise owed by the Company to you; (d) cancelling outstanding vested or unvested equity awards; and/or (e) taking any other remedial and recovery action permitted by law, as determined by the Board.

•Stock Options. Subject to approval of the Company's Compensation Committee, the Company shall grant you stock options to purchase 170,000 shares of common stock of the Company (the "Option"), pursuant to the Company's 2019 Equity Incentive Plan. The Options will vest over 4 years from your hire date with 25% of the options vesting after 12 months and the remainder on a monthly basis thereafter.

You will be also eligible to participate in the Company's annual renewal equity program. Subject to the Company's Option Committee approval, your renewal incentive stock options will be based on your performance and pro-rated to your effective date of employment. The renewal options will vest on a monthly basis over 4 years from the grant date.

All options shall be subject to all terms, vesting schedules and other provisions set forth in the respective option plan and in a separate option agreement. Any compensation paid to you will be less all applicable deductions, taxes, and other amounts required to be withheld in accordance with applicable law.

Benefits. You may participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided that you are eligible under (and subject to all provisions of) the plan documents that govern those programs. The Company currently offers family health, dental, individual life, and disability insurance, a 401(k) savings plan, 15 days of paid vacation per year accrued on per pay period basis (vacation may be taken at such times as may be approved by the Company and is subject to all terms of the Company's vacation policy), paid holidays, flexible spending accounts for eligible medical and dependent care expenses, and a commuter assistance program. For more details, please refer to the enclosed Benefits Summary.

The benefits made available by the Company, and the rules, terms and conditions for participation in such plans and programs, may be changed by the Company at any time without advance notice and in the Company's sole discretion.

Severance and Change in Control. Please refer to the document included with this offer of employment entitled Severance and Change in Control Agreement which is attached hereto with Exhibit A outlining specific Change in Control policies and incorporated herein by reference.

Contingencies. Your offer of employment is contingent upon AVEO's review and determination of a successful completion of a background investigation, which may include an evaluation of both your credit and criminal history. You will be required to execute authorizations for the Company to obtain consumer reports and/or investigative consumer reports and use them in conducting background checks as a condition to your employment. The Company may obtain background check reports both pre-employment and from time to time during your employment with the Company, as it deems necessary.

As a condition of your employment and prior to your Start Date, you will be required to sign the Invention and Non-Disclosure Agreement attached hereto as Exhibit B.

Further, the Federal government requires you to provide proper identification verifying your eligibility to work in the United States. Please bring documents necessary to complete the Employment Eligibility Verification Form I-9 on your first date of employment. Refer to the enclosed Form I-9 for a list of acceptable documents.

Other. As a full-time employee we expect that you will devote your full-:time professional efforts to the business and affairs of AVEO and, accordingly, will not pursue any other employment or business opportunities outside of the Company unless approved by your management and Human Resources.

As an employee of the Company, you agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company, and any changes therein that may be adopted from time to time by the Company. Violations of such policies may lead to immediate termination of your employment. Further, the Company's premises, including all documents and other tangible materials therein, and all information technology resources of the Company (including computers, electronic files, and all internet and email), are subject to oversight and inspection by the Company at any time. Company employees should have no expectation of privacy with regard to any Company premises, documents, materials, information or technology resources.

Miscellaneous. This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company's policy of employment at-will, under which both the Company and you remain free to end the employment relationship for any reason, at any time, with or without cause or notice. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at-will" nature of your employment may only be changed by a written agreement signed by you and the Chief Executive Officer, or a member of the Board, which expressly states the intention to modify the at-will nature of your employment. Similarly, nothing in this letter, except to the extent set forth in the Severance and Change in Control Agreement, which is incorporated herein by reference, shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company.

Please be advised that AVEO is hiring you because of your general skills and abilities, and not because of your possession or knowledge of protectable, confidential, or trade secret information belonging to a previous employer. In fact, the Company prohibits you from directly or indirectly using or disclosing such information in connection with your employment at the Company. You agree that while performing your responsibilities for the Company, you will not breach any obligations owed to previous employers involving such information, including any confidentiality, non-competition or non-solicitation agreement. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this offer letter.

This letter, together with the Severance and Change in Control Agreement and the Invention and Non-Disclosure Agreement to be executed by you and the Company, constitutes our entire offer regarding the terms and conditions of your prospective employment by the Company. It supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of employment.

If you decide to accept the terms of this letter, please sign and scan the fully executed documents to cgallagher@aveooncology.com. This offer of employment is valid until Monday, November 15, 2021.

Jeb, we are very excited about having you join AVEO and have every expectation of a productive and rewarding relationship together. If you have any questions regarding this offer, please call Colleen Gallagher at 617-803-4780.

Very truly yours,

/s/ Michael Bailey
Michael Bailey
President and Chief Executive Officer

The foregoing correctly sets forth the terms and conditions of my employment by AVEO. I am not relying on any other oral or written representations other than as set forth above in this letter.

     /s/ Jebediah Ledell                11/15/2021
     By: Jebediah Ledell                Date